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                                                                                             Exhibit 12(b)

                           Entergy Gulf States, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                              1996      1997      1998      1999      2000
Fixed charges, as defined:
  Total Interest charges                                     $193,890  $180,073  $178,220  $153,034  $158,949
  Interest applicable to rentals                               14,887    15,747    16,927    16,451    18,307
                                                             ------------------------------------------------
Total fixed charges, as defined                               208,777   195,820   195,147   169,485   177,256

Preferred dividends, as defined (a)                            48,690    30,028    32,031    29,355    15,742
                                                             ------------------------------------------------
Combined fixed charges and preferred dividends, as defined   $257,467  $225,848  $227,178  $198,840  $192,998
                                                             ================================================

Earnings as defined:

Income (loss) from continuing operations before extraordinary
  items and the cumulative effect of accounting changes       ($3,887)  $59,976   $46,393  $125,000  $180,343
  Add:
    Income Taxes                                              102,091    22,402    31,773    75,165   103,603
    Fixed charges as above                                    208,777   195,820   195,147   169,485   177,256
                                                             ------------------------------------------------

Total earnings, as defined (b)                               $306,981  $278,198  $273,313  $369,650  $461,202
                                                             ================================================

Ratio of earnings to fixed charges, as defined                   1.47      1.42      1.40      2.18      2.60
                                                             ================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 1.19      1.23      1.20      1.86      2.39
                                                             ================================================

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the year ended December 31, 1994, for GSU were not adequate to cover fixed charges combined fixed charges and preferred dividends by $144.8 million and $197.1 million, respectively.

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